Barbara A Moran Attorney at Law 1375 North Semoran Boulevard Unit 1035 Casselberry, FL 32707 Phone: 407-263-4026 Fax: 407-263-4024

July 25, 2007

U.S. Securities and Exchange Commission 450 Fifth Avenue, NW Washington, D.C. 20549
Re:	Registration Statement on Form SB-2
Eworld Interactive, Inc., a Florida Corporation

Gentlemen:

I have acted as special counsel for Eworld Interactive Inc. (hereinafter “the Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 3,666,668 total shares (hereinafter the "Shares") of the common stock, issued with no par value per share of the Company. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement, other than to render this opinion. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1. Certificate of Incorporation of the Company, as amended to date;
2. By-Laws of the Company, as amended to date;
3. The records of corporate proceedings relating to the issuance of the Shares, and;
4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificated and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that, under applicable law of the State of Florida (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, and when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement.

Sincerely,

/s/ Barbara A. Moran Barbara A. Moran